Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CYTOMX THERAPEUTICS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

CytomX Therapeutics, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is CytomX Therapeutics, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on September 16, 2010 under the name CytomX Therapeutics, Inc.

2. That the Certificate of Incorporation of this corporation was amended and restated on September 22, 2010, July 26, 2012 and December 22, 2014.

3. That the Corporation’s Board of Directors (the “Board of Directors”) duly adopted resolutions proposing to amend and restate further the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is CytomX Therapeutics, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 615 South DuPont Highway, City of Dover, County of Kent, State of Delaware 19901. National Corporate Research, Ltd., is the Corporation’s registered agent at that address.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 2,280,000,000 shares of Common Stock, $0.00001 par value per share (“Common Stock”), and (ii) 1,714,595,739 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.	PREFERRED STOCK

2,085,290 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-1 Preferred Stock,” 13,335,277 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-2 Preferred Stock,” 917,853,922 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B-1 Preferred Stock,” 54,329,413 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B-2 Preferred Stock,” 255,109,301 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock,” and 471,882,536 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock” and each such series shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. The Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be referred to herein collectively as the “Series A Preferred Stock” and the Series B-1 Preferred Stock and Series B-2 Preferred Stock shall be referred to herein collectively as the “Series B Preferred Stock.” Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1. Dividends.

1.1 Series D Preferred Stock Dividends. From and after the applicable date of the issuance of any shares of Series D Preferred Stock, dividends at the rate of eight percent (8%) of the Series D Original Issue Price (as defined below) per annum shall accrue on each such share of the Series D Preferred Stock (the “Series D Accruing Dividends”). The Series D Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence of this Section 1.1 or in Subsections 2.1 and 6, such Series D Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Series D Accruing Dividends other than as set forth herein. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series D Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series D Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Series D Accruing Dividends then accrued on such share of Series D Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series D Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series D Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series D Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series D Original Issue Price; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series D Preferred Stock pursuant to this Section 1.1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series D Preferred Stock dividend. The “Series D Original Issue Price” shall mean $0.148342 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock.

1.2 Series C Preferred Stock Dividends. From and after the applicable date of the issuance of any shares of Series C Preferred Stock, dividends at the rate of eight percent (8%) of the Series C Original Issue Price (as defined below) per annum shall accrue on each such share of the Series C Preferred Stock (the “Series C Accruing Dividends”). The Series C Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence of this Section 1.2 or in Subsections 2.1 and 6, such Series C Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Series C Accruing Dividends other than as set forth herein. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than (i) dividends on shares of Series D Preferred Stock, and (ii) dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series C Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series C Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Series C Accruing Dividends then accrued on such share of Series C Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series C Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series C Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series C Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series C Original Issue Price; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series C Preferred Stock pursuant to this Section 1.2 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series C Preferred Stock dividend. The “Series C Original Issue Price” shall mean $0.084280 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock.

1.3 Series B-1 Preferred Stock Dividends. From and after the applicable date of the issuance of any shares of Series B-1 Preferred Stock, dividends at the rate of eight percent (8%) of the Series B-1 Original Issue Price (as defined below) per annum shall accrue on each such share of the Series B-1 Preferred Stock (the “Series B-1 Accruing Dividends”). The Series B-1 Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence of this Section 1.3 or in Subsections 2.1 and 6, such Series B-1 Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Series B-1 Accruing Dividends other than as set forth herein. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the

Corporation (other than (i) dividends on shares of Series C Preferred Stock and Series D Preferred Stock, and (ii) dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series B-1 Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B-1 Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Series B-1 Accruing Dividends then accrued on such share of Series B-1 Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series B-1 Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series B-1 Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series B-1 Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series B-1 Original Issue Price; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series B-1 Preferred Stock pursuant to this Section 1.3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series B-1 Preferred Stock dividend. The “Series B-1 Original Issue Price” shall mean $0.048961 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B-1 Preferred Stock.

1.4 Series B-2 Preferred Stock Dividends. From and after the applicable date of the issuance of any shares of Series B-2 Preferred Stock, dividends at the rate of eight percent (8%) of the Series B-2 Original Issue Price (as defined below) per annum shall accrue on each such share of the Series B-2 Preferred Stock (the “Series B-2 Accruing Dividends”). The Series B-2 Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence of this Section 1.4 or in Subsections 2.1 and 6, such Series B-2 Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Series B-2 Accruing Dividends other than as set forth herein. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than (i) dividends on shares of Series B-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, and (ii) dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series B-2 Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B-2 Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Series B-2 Accruing Dividends then accrued on such share of Series B-2 Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series B-2 Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series B-2 Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series B-2 Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series B-2 Original Issue Price; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series B-2 Preferred Stock pursuant to this Section 1.4 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series B-2 Preferred Stock dividend. The “Series B-2 Original Issue Price” shall mean $0.048961 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B-2 Preferred Stock.

1.5 Series A Preferred Stock Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than (i) dividends on shares of Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, and (ii) dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series A-1 Original Issue Price (as defined below) or Series A-2 Original Issue Price (as defined below), as applicable; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend. The “Series A-1 Original Issue Price” shall mean $0.119887 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-1 Preferred Stock. The “Series A-2 Original Issue Price” shall mean $0.175397 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-2 Preferred Stock.

The “Applicable Original Issue Price” shall mean (i) the Series A-1 Original Issue Price in the case of the Series A-1 Preferred Stock, (ii) the Series A-2 Original Issue Price in the case of the Series A-2 Preferred Stock, (iii) the Series B-1 Original Issue Price in the case of the Series B-1 Preferred Stock, (iv) the Series B-2 Original Issue Price in the case of the Series B-2 Preferred Stock, (v) the Series C Original Issue Price in the case of the Series C Preferred Stock and (vi) the Series D Original Issue Price in the case of the Series D Preferred Stock.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Payments to Holders of Preferred Stock.

2.1.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event, before any amount shall be paid or distributed in respect of the Series C Preferred Stock, Series B-2 Preferred Stock, Series B-1 Preferred Stock, Series A-2 Preferred Stock, Series A-1 Preferred Stock or Common Stock, the holders of shares of Series D Preferred Stock then outstanding, by reason of their ownership of such stock, shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per share equal to the Series D Original Issue Price, plus any Series D Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series D Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1.1, the holders of shares of Series D Preferred Stock shall share ratably in all distributions of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series D Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares of Series D Preferred Stock were paid in full.

2.1.2 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of the aggregate Series D Liquidation Amount in respect of all outstanding shares of Series D Preferred Stock and before any amount shall be paid or distributed in respect of the Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series A-2 Preferred Stock, Series A-1 Preferred Stock or Common Stock, the holders of shares of Series C Preferred Stock then outstanding, by reason of their ownership of such stock, shall be entitled to be paid out of such remaining assets of the Corporation available for distribution to its stockholders an amount per share equal to the Series C Original Issue Price, plus any Series C Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series C Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation, such assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1.2, after payment in full of the aggregate Series D Liquidation Amount in respect of all outstanding shares of Series D Preferred Stock, the holders of shares of Series C Preferred Stock shall share ratably in all distributions of such assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series C Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares of Series C Preferred Stock were paid in full.

2.1.3 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment in full of the aggregate Series D Liquidation Amount in respect of all outstanding shares of Series D Preferred Stock and the aggregate Series C Liquidation Amount in respect of all outstanding shares of the Series C Preferred Stock and before any amount shall be paid or distributed in respect of the Series B-2 Preferred Stock, Series A-2 Preferred Stock, Series A-1 Preferred Stock or Common Stock, the holders of shares of Series B-1 Preferred Stock then outstanding, by reason of their ownership of such stock, shall be entitled to be paid out of such remaining assets of the Corporation available for distribution to its stockholders an amount per share equal to the Series B-1 Original Issue Price, plus any Series B-1 Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series B-1 Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation, such assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B-1 Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1.3, after payment in full of the aggregate Series D Liquidation Amount in respect of all outstanding shares of Series D Preferred Stock and the aggregate Series C Liquidation Amount in respect of all outstanding shares of Series C Preferred Stock, the holders of shares of Series B-1 Preferred Stock shall share ratably in all distributions of such assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series B-1 Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares of Series B-1 Preferred Stock were paid in full.

2.1.4 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment in full of the aggregate Series D Liquidation Amount in respect of all outstanding shares of Series D Preferred Stock, the aggregate Series C Liquidation Amount in respect of all outstanding shares of Series C

Preferred Stock and the aggregate Series B-1 Liquidation Amount in respect of all outstanding shares of Series B-1 Preferred Stock and before any amount shall be paid or distributed in respect of the Series A-2 Preferred Stock, Series A-1 Preferred Stock or Common Stock, the holders of shares of Series B-2 Preferred Stock then outstanding, by reason of their ownership of such stock, shall be entitled to be paid out of such remaining assets of the Corporation available for distribution to its stockholders an amount per share equal to the Series B-2 Original Issue Price, plus any Series B-2 Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series B-2 Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation, such assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B-2 Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1.4, after payment in full of the aggregate Series D Liquidation Amount in respect of all outstanding shares of Series D Preferred Stock, the aggregate Series C Liquidation Amount in respect of all outstanding shares of Series C Preferred Stock and the aggregate Series B-1 Liquidation Amount in respect of all outstanding shares of Series B-1 Preferred Stock, the holders of shares of Series B-2 Preferred Stock shall share ratably in all distributions of such assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series B-2 Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares of Series B-2 Preferred Stock were paid in full.

2.1.5 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment in full of the aggregate Series D Liquidation Amount in respect of all outstanding shares of Series D Preferred Stock, the aggregate Series C Liquidation Amount in respect of all outstanding shares of Series C Preferred Stock, the aggregate Series B-1 Liquidation Amount in respect of all outstanding shares of Series B-1 Preferred Stock and the aggregate Series B-2 Liquidation Amount in respect of all outstanding shares of Series B-2 Preferred Stock and before any amount shall be paid or distributed to the holders of Common Stock, the holders of shares of Series A Preferred Stock then outstanding, by reason of their ownership of such stock, shall be entitled to be paid out of such remaining assets of the Corporation available for distribution to its stockholders, on a pari passu basis, an amount per share equal to (i) with respect to the Series A-1 Preferred Stock, the Series A-1 Original Issue Price plus any dividends declared but unpaid thereon (the “Series A-1 Liquidation Amount”) and (ii) with respect to the Series A-2 Preferred Stock, the Series A-2 Original Issue Price plus any dividends declared but unpaid thereon (the “Series A-2 Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation, such assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1.5, after payment in full of the aggregate Series D Liquidation Amount in respect of all outstanding shares of Series D Preferred Stock, the aggregate Series C Liquidation Amount in respect of all outstanding shares of Series C Preferred Stock, the aggregate Series B-1 Liquidation Amount in respect of all outstanding shares of Series B-1 Preferred Stock and the aggregate Series B-2 Liquidation Amount in respect of all outstanding shares of Series B-2 Preferred Stock, the holders of shares of Series A Preferred Stock shall share ratably in all distributions of such assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares of Series A Preferred Stock were paid in full.

The “Applicable Liquidation Amount” shall mean (i) in the case of an amount payable with respect to each share of Series A-1 Preferred Stock, the Series A-1 Liquidation Amount; (ii) in the case of an amount payable with respect to each share of Series A-2 Preferred Stock, the Series A-2 Liquidation Amount, (iii) in the case of an amount payable with respect to each share of Series B-1 Preferred Stock, the Series B-1 Liquidation Amount, (iv) in the case of an amount payable with respect to each share of Series B-2 Preferred Stock, the Series B-2 Liquidation Amount, (v) in the case of an amount payable with respect to each share of Series C Preferred Stock, the Series C Liquidation Amount and (vi) in the case of an amount payable with respect to each share of Series D Preferred Stock, the Series D Liquidation Amount.

2.2 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of the aggregate Series D Liquidation Amount with respect to the holders of Series D Preferred Stock, the aggregate Series C Liquidation Amount to the holders of Series C Preferred Stock, the aggregate Series B-1 Liquidation Amount to the holders of Series B-1 Preferred Stock, the aggregate Series B-2 Liquidation Amount to the holders of Series B-2 Preferred Stock, the aggregate Series A-1 Liquidation Amount to the holders of Series A-1 Preferred Stock and the aggregate Series A-2 Liquidation Amount to the holders of Series A-2 Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder. Notwithstanding the foregoing Subsection 2.1 and the first sentence of this Subsection 2.2, for purposes of determining the amount that each holder of a particular series of Preferred Stock is entitled to receive in connection with any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each such holder of such series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series of Preferred Stock into shares of Common Stock at such time as such holder would receive, as a result of an actual conversion, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such shares of such series of Preferred Stock into shares of Common Stock. If any such holder of Preferred Stock shall be deemed to have converted such shares of Preferred Stock into Common Stock pursuant to the immediately preceding sentence, then such holder shall not be entitled to receive any distribution that would otherwise be made to such holder under Subsection 2.1.

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least (i) a majority of the shares of Common Stock issuable upon conversion of the then outstanding shares of Preferred Stock, voting together as a single class (the “Requisite Investors”) and (ii) sixty percent

(60%) of the then-outstanding shares of Series D Preferred Stock, exclusively and as a single class (the “Series D Majority Investors”), elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event (unless such notice period is otherwise shortened or waived in writing by the Requisite Investors and the Series D Majority Investors):

(a) a reorganization, merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such reorganization, merger or consolidation, other than any such reorganization, merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such reorganization, merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such reorganization, merger or consolidation, a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such reorganization, merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Section 2.3.1(a), all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such reorganization, merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such reorganization, merger or consolidation shall be deemed to be outstanding immediately prior to such reorganization, merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2 Effecting a Deemed Liquidation Event.

(a) Unless the Requisite Investors elect otherwise by written notice to the Corporation, the Corporation shall not have the power to effect a Deemed Liquidation Event and no stockholder shall authorize or enter into any Deemed Liquidation Event unless the consideration payable to the stockholders of the Corporation or the Corporation in such Deemed Liquidation Event shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b) Except as otherwise approved by the Board of Directors (including at least two Series B Directors) and the Series D Majority Investors, in the event of a

Deemed Liquidation Event referred to in Subsection 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within twenty (20) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the twentieth (20th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Preferred Stock, and (iii) unless the Requisite Investors and the Series D Majority Investors agree otherwise in a written instrument delivered to the Corporation not later than thirty (30) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the sixtieth (60th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the Applicable Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall (i) first ratably redeem each holder’s shares of Series D Preferred Stock to the fullest extent of such Available Proceeds, (ii) second (after redemption of all shares of Series D Preferred Stock) ratably redeem each holder’s shares of Series C Preferred Stock to the fullest extent of the remaining Available Proceeds, (iii) third (after redemption of all shares of Series D Preferred Stock and Series C Preferred Stock) ratably redeem each holder’s shares of Series B-1 Preferred Stock to the fullest extent of the remaining Available Proceeds, (iv) fourth (after redemption of all shares of Series D Preferred Stock, Series C Preferred Stock and Series B-1 Preferred Stock) ratably redeem each holder’s shares of Series B-2 Preferred Stock to the fullest extent of the remaining Available Proceeds and (v) fifth (after redemption of all shares of Series D Preferred Stock, Series C Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock) ratably redeem each holder’s shares of Series A Preferred Stock to the fullest extent of the remaining Available Proceeds, and shall redeem the remaining shares in such order of priority as soon as it may lawfully do so under Delaware law governing distributions to stockholders. The provisions of Section 6 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Section 2.3.2(b). Prior to the distribution or redemption provided for in this Section 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

2.3.3 Amount Deemed Paid or Distributed. Subject to Subsection 2.3.4, the amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. Subject to Subsection 2.3.4, the value of such property, rights or securities shall be determined in good faith by the Board of Directors.

2.3.4 Allocation of Escrow. Notwithstanding any other provision set forth in this Section 2, in the event that any consideration payable to the Corporation or its stockholders in connection with any Deemed Liquidation Event is contingent upon the occurrence of any event or the passage of time, including, without limitation, any deferred purchase price payments, installment payments, payments made in respect of any promissory note issued in such transaction, payments from escrow, purchase price adjustment payments or payments in respect of “earnouts” or holdbacks (the “Contingent Consideration”), such Contingent Consideration shall not be deemed received by the Corporation or its stockholders or available for distribution to such stockholders unless and until such Contingent Consideration is indefeasibly received by the Corporation or its stockholders in accordance with the terms of such Deemed Liquidation Event. The definitive agreement with respect to such Deemed Liquidation Event shall provide that (a) the portion of such consideration that is not Contingent Consideration (the “Initial Consideration”) shall be allocated among the stockholders of the Corporation in accordance with Section 2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any Contingent Consideration which becomes payable to the stockholders of the Corporation upon the release from escrow or the satisfaction of the applicable contingencies shall be allocated among the stockholders of the Corporation in accordance with Section 2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3. Voting.

3.1 General. In addition to any class or series voting right provided to the Requisite Investors or the holders of Preferred Stock under the Certificate of Incorporation, applicable law or otherwise, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted to Common Stock basis (after aggregating all fractional shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole share (with one-half being rounded upward). Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2 Election of Directors. The holders of record of the shares of Series C Preferred Stock, exclusively and as a single class, shall be entitled to elect one (1) director of the Corporation (the “Series C Director”), the holders of record of the shares of Series B Preferred Stock, exclusively and as a single class, shall be entitled to elect three (3) directors of the Corporation (the “Series B Directors”), the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation, and the holders of record of the shares of Common Stock and Preferred Stock, voting together on an as-converted to Common Stock basis, shall be entitled to elect two (2) directors of the Corporation. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series C Preferred Stock, Series B Preferred Stock, Common Stock, or Common Stock and Preferred Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, each voting exclusively and as a separate class on, if applicable, an as-converted basis, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Series C Preferred Stock, Series B Preferred Stock, Common Stock, or Common Stock and Preferred Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, each voting exclusively and as a separate class on an as-converted basis, if applicable, pursuant to the first sentence of this Subsection 3.2. The holders of record of the shares of Common Stock and any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.

3.3 Preferred Stock Protective Provisions.

3.3.1 At any time when any shares of Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, reclassification, reorganization or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the Requisite Investors, given in writing or by vote at a meeting:

(a) liquidate, dissolve or wind up the Corporation, effect any Deemed Liquidation Event, or consent to any of the foregoing;

(b) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation;

(c) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock or increase or decrease the authorized number of shares of any additional class or series of capital stock, or effect any stock split, combination or stock dividends on any series of Preferred Stock;

(d) (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series B-1 Preferred Stock, Series C Preferred Stock or Series D Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series B-1 Preferred Stock, Series C Preferred Stock or Series D Preferred Stock in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series B-1 Preferred Stock, Series C Preferred Stock or Series D Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series B-1 Preferred Stock, Series C Preferred Stock or Series D Preferred Stock in respect of any such right, preference or privilege;

(e) purchase or redeem (or permit any subsidiary to purchase or redeem from any person other than the Corporation) or pay or declare any dividend or make any distribution on, any shares of capital stock or other equity securities of the Corporation other than (i) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof (“Equity Repurchases”), (ii) the redemption of Preferred Stock in accordance with Section 2.3.2(b) or Section 6, or (iii) the payment or declaration of any dividends in accordance with Subsection 2.1 or Section 6;

(f) create, or authorize the creation of, or issue, or authorize the issuance of any indebtedness or any debt security, or permit any indebtedness or any subsidiary to take any such action with respect to any indebtedness or any debt security, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $500,000; provided, however, that this restriction shall not apply to any (i) trade accounts of the Corporation arising in the ordinary course of business, (ii) indebtedness to employees or other service providers as approved by the Board of Directors (including at least two Series B Directors) or (iii) indebtedness arising in strategic or intellectual property licensing transactions as approved by the Board of Directors (including at least two Series B Directors);

(g) (i) permit any subsidiary of the Corporation to authorize or issue any security to any person or entity other than to the Corporation or a wholly-owned subsidiary of the Corporation, or (ii) sell, assign, encumber, convey or otherwise dispose of any security of any subsidiary of the Corporation other than to a wholly-owned subsidiary of the Corporation;

(h) create any new stock or other equity incentive plan or authorize or issue any shares of Common Stock, Options or Convertible Securities to any employee, director, officer, consultant or advisor of the Corporation or any of its subsidiaries other than (x) shares of Common Stock or Options issued or granted pursuant to the Corporation’s 2011 Stock Incentive Plan (the “Equity Incentive Plan”) or (y) shares of Common Stock, Options or Convertible Securities to any consultant or advisor of the Corporation or any of its subsidiaries as approved by the Board of Directors (including at least two Series B Directors);

(i) increase (other than as a result of Equity Repurchases) the number of options or shares of capital stock reserved for issuance under the Stock Incentive Plan or other option plan or equity incentive plan;

(j) increase or decrease the authorized number of directors constituting the Board of Directors, unless approved by the Board of Directors (including at least two Series B Directors);

(k) create, or authorize the creation of, any new subsidiary of the Corporation, other than a wholly-owned (or wholly-owned but for a nominal share to meet international legal requirements) shell entity or enter into a partnership or joint venture, unless approved by the Board of Directors (including at least two Series B Directors); or

(l) enter into a material contract to purchase, sell, assign, transfer, license, pledge, hypothecate, grant a security interest in or otherwise acquire, dispose of, encumber, in whole or in part, any of the Corporation’s material intellectual property, unless approved by the Board of Directors (including at least two Series B Directors).

3.3.2 At any time when any shares of Series C Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, reclassification, reorganization or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of at least fifty-five percent (55%) of the then-outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting:

(a) adversely alter or change the rights, preferences or privileges of the Series C Preferred Stock (it being understood, solely for the avoidance of doubt and without in any way expanding the foregoing restriction, that neither (i) the liquidation, dissolution, or winding up of the Corporation or the effectuation of any Deemed Liquidation Event in accordance with the provisions of Section 2 nor (ii) the creation, issuance or authorization of any Common Stock or new series of Preferred Stock is such an alteration or change); or

(b) purchase or redeem (or permit any subsidiary to purchase or redeem from any person other than the Corporation) or pay or declare any dividend or make any distribution on, any shares of capital stock or other equity securities of the Corporation other than (i) any Equity Repurchase, (ii) the redemption of Preferred Stock in accordance with Section 2.3.2(b) or Section 6, or (iii) the payment or declaration of any dividends in accordance with Subsection 2.1 or Section 6;

(c) the authorization or consummation of a transaction described in Section 2.3.1(a) or (b) above, unless such transaction would result in consideration to the holders of the Series C Preferred Stock in an amount at least equal to the amount they would receive pursuant to Sections 2.1.2 and 2.2 if such event constituted a Deemed Liquidation Event and consideration payable to the stockholders of the Corporation in connection with such transaction(s) was allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2; or

(d) increase or decrease the authorized number of shares of Series C Preferred Stock.

3.3.3 At any time when any shares of Series D Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, reclassification, reorganization or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the Series D Majority Investors, given in writing or by vote at a meeting:

(a) adversely alter or change the rights, preferences or privileges of the Series D Preferred Stock (it being understood, solely for the avoidance of doubt and without in any way expanding the foregoing restriction, that neither (i) the liquidation, dissolution, or winding up of the Corporation or the effectuation of any Deemed Liquidation Event in accordance with the provisions of Section 2 and Section 3.3.3(c) nor (ii) the creation, issuance or authorization of any Common Stock or new series of Preferred Stock is such an alteration or change in and of itself);

(b) purchase or redeem (or permit any subsidiary to purchase or redeem from any person other than the Corporation) or pay or declare any dividend or make any distribution on, any shares of capital stock or other equity securities of the Corporation other than (i) any Equity Repurchase, (ii) the redemption of Preferred Stock in accordance with Section 2.3.2(b) or Section 6, or (iii) the payment or declaration of any dividends in accordance with Subsection 2.1 or Section 6;

(c) the authorization or consummation of a transaction described in Section 2.3.1(a) or (b) above, unless such transaction would result in consideration to the holders of the Series D Preferred Stock in an amount at least equal to the amount they would receive pursuant to Sections 2.1.1 and 2.2 if such event constituted a Deemed Liquidation Event and consideration payable to the stockholders of the Corporation in connection with such transaction(s) was allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2; or

(d) increase or decrease the authorized number of shares of Series D Preferred Stock.

4. Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (a) the Series B-1 Original Issue Price by the Applicable Conversion Price (as defined below) for each of Series A Preferred Stock and Series B Preferred Stock in effect at the time of conversion, (b) the Series C Original Issue Price by the Applicable Conversion Price for Series C Preferred Stock in effect at the time of conversion and (c) the Series D Original Issue Price by the Applicable Conversion Price for Series D Preferred Stock in effect at the time of conversion. The conversion price applicable to the Preferred Stock (the “Applicable Conversion Price”) shall initially be (i) $0.048961 per share of Series A Preferred Stock, (ii) $0.048961 per share of Series B Preferred Stock, (iii) $0.084280 per share of Series C Preferred Stock and (iv) $0.148342 per share of Series D Preferred Stock. The Applicable Conversion Price of each series of Preferred Stock and the rate at which shares of such series of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2 Termination of Conversion Rights. In the event of a notice of redemption of any shares of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing any Applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Applicable Conversion Price.

4.3.3 Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock and the applicable series thereof accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Applicable Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Applicable Conversion Price for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Series D Original Issue Date” shall mean the date on which the first share of Series D Preferred Stock was issued pursuant to the Purchase Agreement.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d) “Additional Shares of Common Stock” shall mean all shares of Common Stock, including any series of Preferred Stock that is not convertible into Common Stock, issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series D Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	Shares of Common Stock issued as a dividend or distribution on all shares of Preferred Stock on a pro rata basis on an as-converted basis;

(ii)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)	shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors, including at least two Series B Directors;

(iv)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options outstanding as of the Series D Original Issue Date or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities outstanding as of the Series D Original Issue Date, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security in effect as of the Series D Original Issue Date;

(v)	shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors, including at least two Series B Directors;

(vi)	shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers as consideration for the provision of goods or services pursuant to transactions approved by the Board of Directors, including at least two Series B Directors; or

(vii)	shares of Common Stock issued upon conversion of any shares of Preferred Stock outstanding as of the Series D Original Issue Date; or

(viii)	shares of Series D Preferred Stock issued pursuant to the Purchase Agreement and shares of Common Stock issuable upon conversion thereof.

(e) “Purchase Agreement” shall mean that certain Series D Preferred Stock Purchase Agreement dated on or about the date hereof, by and among the Corporation and the other parties named therein.

4.4.2 No Adjustment of Applicable Conversion Price. No adjustment to any Applicable Conversion Price other than the conversion price of the Series D Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if prior to such issuance or deemed issuance, the Corporation receives written notice from the Requisite Investors specifically stating that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment to the Applicable Conversion Price of the Series D Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if prior to such issuance or deemed issuance, the Corporation receives written notice from the Series D Majority Investors specifically stating that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Series D Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to any Applicable Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, such Applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Applicable Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing any Applicable Conversion Price to an amount which exceeds the lower of (i) such Applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) such Applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to any Applicable Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than such Applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series D Original Issue Date), are revised after the Series D Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to any Applicable Conversion Price pursuant to the terms of Subsection 4.4.4, such Applicable Conversion Price shall be readjusted to such Applicable Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Applicable Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Applicable Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such Applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4 Adjustment of Applicable Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series D Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Applicable Conversion Price in effect immediately prior to such issue, then the Applicable Conversion Price for each series of Preferred Stock shall be reduced, concurrently with such issue, to a price determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the Applicable Conversion Price for each series of Preferred Stock in effect immediately after such issue of Additional Shares of Common Stock

(b) “CP1” shall mean the Applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5 Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(iii)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing

(i)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series D Original Issue Date effect a subdivision of the outstanding Common Stock, the Applicable Conversion Price for each series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series D Original Issue Date combine the outstanding shares of Common Stock, the Applicable Conversion Price for each series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Applicable Conversion Price for each series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Applicable Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Price for each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter such Applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock, as applicable, simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock, as applicable, had been converted into Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of the applicable series of such Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4

(including provisions with respect to changes in and other adjustments of the Applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Applicable Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which each series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Applicable Conversion Price of such series of Preferred Stock then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.

4.10 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, unless the Requisite Investors elect otherwise, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice, except as expressly waived in writing by the Requisite Investors.

5. Mandatory Conversion.

5.1 Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds to the Corporation and after which the Common Stock is listed on the New York Stock Exchange, the NASDAQ Global Market or another internationally recognized stock exchange, or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Investors and the Series D Majority Investors (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the

Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6. Redemption.

6.1 Redemption. Shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a per share price equal to the Applicable Original Issue Price, plus any Series B-1 Accruing Dividends, Series B-2 Accruing Dividends, Series C Accruing Dividends and Series D Accruing Dividends, as applicable, accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Redemption Price”), in three annual installments commencing not more than sixty (60) days after receipt by the Corporation at any time on or after June 12, 2020 from the Requisite Investors and the Series D Majority Investors, of written notice requesting redemption of all shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock. The date of each such installment shall be referred to as a “Redemption Date.” On each Redemption Date, the Corporation shall redeem, in accordance with the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock owned by each holder, that number of outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock determined by dividing (i) the total number of shares of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies); provided, however, that Excluded Shares (as such term is defined in Section 6.2) shall not be redeemed and shall be excluded from the calculations set forth in this sentence. Each annual installment shall be paid first to the holders of the then-outstanding Series D Preferred Stock that are not Excluded Shares (the “Redeemable Series D Shares”) such that the holders of Series C Preferred Stock and Series B Preferred Stock shall not receive an annual installment for a given year until all of the Redeemable Series D Shares have been redeemed. After the redemption of all of the Redeemable Series D Shares, each remaining annual installment shall be paid first to the holders of the then-outstanding shares of Series C Preferred Stock that are not Excluded Shares (the “Redeemable Series C Shares”) and then to the holders of the then-outstanding shares of Series B Preferred Stock that are not Excluded Shares such that the holders of Series B Preferred Stock shall not receive an annual installment for a given year until the holders of the Redeemable Series C Shares have received in full their annual installment for such year and all previous years. If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares to be redeemed on such Redemption Date, the Corporation shall, subject to the preceding sentence in relation to the order of redemption, redeem all of the shares of Preferred Stock of a particular series being redeemed on such Redemption Date pro rata (each based on the portion of the Redemption Price payable to them) to the extent possible applying all legally available funds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

6.2 Redemption Notice. The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock not less than forty (40) days prior to each Redemption Date. Each Redemption Notice shall state:

(a) the number of shares of Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b) the Redemption Date and the Redemption Price;

(c) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and

(d) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock to be redeemed.

If the Corporation receives, on or prior to the 20th day after the date of delivery of the Redemption Notice to a holder of Preferred Stock, written notice from such holder that such holder elects to be excluded from the redemption provided in this Section 6, then the shares of Preferred Stock registered on the books of the Corporation in the name of such holder at the time of the Corporation’s receipt of such notice shall thereafter be “Excluded Shares.” Excluded Shares shall not be redeemed or redeemable pursuant to this Section 6, whether on such Redemption Date or thereafter, and the election by such holder to exclude such holder’s shares of Preferred Stock from redemption under this Section 6 shall be irrevocable.

6.3 Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock shall promptly be issued to such holder.

6.4 Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor. In the event that shares of Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock are not redeemed on a Redemption Date, such shares of Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock shall remain outstanding and shall be entitled to all of the rights, preferences and privileges provided herein until redeemed.

7. Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock and Common Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock or Common Stock following redemption.

8. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: The Corporation shall indemnify its directors and officers, and shall provide advancement of the expenses of such persons, to the fullest extent provided by the General Corporation Law. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which the General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by the General Corporation Law, subject only to limits created by applicable law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ELEVENTH: Pursuant to Section 122(17) of the General Corporation Law, the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation (collectively, “Covered Persons”). To the fullest extent permitted by applicable law, no Covered Person shall have any duty to the Corporation to refrain from competing with the Corporation, making investments in the businesses that compete with those of the Corporation or otherwise engaging in any commercial activity in the ordinary course of business of such stockholder. To the fullest extent permitted by applicable law, no Covered Person shall be obligated to present any particular investment opportunity to the Corporation even if such opportunity is of a character that, if presented to the Corporation, could be taken by the Corporation, and each such Covered Person shall continue to have the right for its own account or to recommend to others any such particular investment opportunity. For purposes of this Article Eleventh, the term “Corporation” shall include any of its subsidiaries.

TWELFTH: In connection with repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

*    *    *

4. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

5. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[Signature appears on the following page.]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 11th day of June 2015.

By:	/s/ Sean McCarthy

Sean McCarthy, Chief Executive Officer

[Signature Page to CytomX Amended and Restated Certification of Incorporation]